Phillips 66 Reports Third-Quarter Earnings of $511 Million (Adjusted Earnings of $556 Million)

Exhibit 99.1

Phillips 66 Reports Third-Quarter Earnings of $511 Million
or $0.96 Per Share
Adjusted earnings of $556 million or $1.05 per share

Highlights

•	Marketing & Specialties delivered strong performance

•	Refining ran at 97 percent utilization

•	Closed sale of Whitegate Refinery

•	Returned $508 million to shareholders through share repurchases and dividends

•	Reduced 2016 capital guidance

•	Phillips 66 Partners acquired Phillips 66 midstream assets in October for $1.3 billion

•	Phillips 66 Partners raised $300 million in an August public equity offering and $1.1 billion in an October debt offering

HOUSTON, October 28, 2016 — Phillips 66 (NYSE: PSX), an energy manufacturing and logistics company, announces third-quarter earnings of $511 million, compared with $496 million in the second quarter of 2016. Adjusted earnings were $556 million, an increase of $57 million from the last quarter.

"Our earnings during the third quarter reflect the benefit of our diversified portfolio. We generated $1.2 billion in cash from operations and a Phillips 66 Partners equity offering," said Greg Garland, chairman and CEO of Phillips 66. "This year we are delivering record operational excellence results, managing costs, executing our major projects and maintaining disciplined capital allocation. We have lowered our forecasted 2016 capital expenditures to approximately $3 billion."

"We continue to grow our Midstream business, including our MLP. This year, Phillips 66 Partners has raised more than $2 billion in the capital markets to fund its growth," said Garland.

Phillips 66 Reports Third-Quarter Earnings of $511 Million (Adjusted Earnings of $556 Million)

Midstream

	Millions of Dollars
	Earnings		Adjusted Earnings*
	Q3 2016	Q2 2016	Q3 2016	Q2 2016
Transportation	$63	65	63	65
NGL	3	(17)	3	(17)
DCP Midstream	9	(9)	9	(9)
Midstream	$75	39	75	39
* Excludes special items.

Midstream's third-quarter earnings were $75 million, compared with $39 million in the second quarter of 2016.

Transportation earnings for the third quarter of 2016 were $63 million, in line with the prior quarter, as lower volumes and higher seasonal maintenance costs were largely offset by a favorable settlement received by Rockies Express Pipeline, LLC. Volumes for the quarter were primarily impacted by scheduled refinery downtime.

The NGL business had third-quarter earnings of $3 million, an improvement of $20 million from the second quarter, primarily due to improved results from seasonal propane and butane trading and storage activity, as well as the timing of project expenses related to the Freeport LPG Export Terminal.

The company’s equity investment in DCP Midstream generated earnings of $9 million in the third quarter, compared with a $9 million loss in the prior quarter. DCP Midstream's results benefited from improved commodity prices and asset reliability, as well as the impact of contract restructuring efforts and lower costs.

Chemicals

	Millions of Dollars
	Earnings		Adjusted Earnings*
	Q3 2016	Q2 2016	Q3 2016	Q2 2016
Olefins and Polyolefins (O&P)	$165	170	165	170
Specialties, Aromatics and Styrenics (SA&S)	(58)	25	31	25
Other	(6)	(5)	(6)	(5)
Chemicals	$101	190	190	190
* Excludes special items.

The Chemicals segment reflects Phillips 66's equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals' third-quarter earnings were $101 million, compared with $190 million in the second quarter of 2016. Chemicals' earnings in the third quarter of 2016 included a charge of $89 million related to an impairment of a CPChem joint venture. Chemicals' third-quarter adjusted earnings were $190 million, consistent with the prior quarter.

During the third quarter, CPChem's O&P business contributed $165 million of earnings to Phillips 66's Chemicals segment. The $5 million decrease from the prior quarter was primarily due to unplanned downtime, partially offset by improved polyethylene chain margins. Global utilization for O&P was 91 percent.

Phillips 66 Reports Third-Quarter Earnings of $511 Million (Adjusted Earnings of $556 Million)

CPChem's Specialties, Aromatics and Styrenics business contributed $31 million of adjusted earnings in the third quarter, an increase of $6 million from the prior quarter, primarily from improved benzene margins.

Refining

	Millions of Dollars
	Earnings		Adjusted Earnings*
	Q3 2016	Q2 2016	Q3 2016	Q2 2016
Refining	$177	149	134	152
* Excludes special items.

Refining's third-quarter earnings were $177 million, compared with $149 million in the second quarter of 2016. Refining's earnings in the third quarter of 2016 included a benefit of $43 million related to a legal award. Refining's second-quarter earnings included a net charge of $3 million related to a logistics commitment that was partially offset by a favorable U.K. tax settlement.

Refining's adjusted earnings were $134 million in the third quarter, compared with $152 million in the second quarter of 2016. The decrease in adjusted earnings was largely driven by higher planned turnaround expenses, partially offset by lower routine maintenance costs. Realized margins were $7.23 per barrel, in line with the prior quarter's $7.13 per barrel.

Phillips 66’s worldwide crude utilization rate was 97 percent and its clean product yield was 84 percent in the third quarter. Pretax turnaround costs for the third quarter were $117 million.

Marketing and Specialties

	Millions of Dollars
	Earnings		Adjusted Earnings*
	Q3 2016	Q2 2016	Q3 2016	Q2 2016
Marketing and Other	$228	199	228	199
Specialties	39	30	39	30
Marketing and Specialties	$267	229	267	229
* Excludes special items.

Marketing and Specialties (M&S) third-quarter earnings were $267 million, compared with $229 million in the second quarter of 2016.

Earnings for Marketing and Other were $228 million, an increase of $29 million from the prior quarter. The increase was largely due to improved domestic and international realized marketing margins, as demand remained strong during the quarter. Refined product exports in the third quarter were 141,000 barrels per day (BPD), versus 174,000 BPD in the prior quarter.

Phillips 66’s Specialties businesses generated earnings of $39 million during the third quarter. The $9 million increase from the prior quarter was mainly due to improved base oil margins and volumes.

Phillips 66 Reports Third-Quarter Earnings of $511 Million (Adjusted Earnings of $556 Million)

Corporate and Other

	Millions of Dollars
	Earnings		Adjusted Earnings*
	Q3 2016	Q2 2016	Q3 2016	Q2 2016
Corporate and Other	$(109)	(111)	(110)	(111)
* Excludes special items.

Corporate and Other’s third-quarter net costs were $109 million, in line with the prior quarter.

Financial Position, Liquidity and Return of Capital

Phillips 66 generated $883 million of cash from operations during the third quarter. Cash from operations was reduced by a pension plan contribution of $317 million. In addition, approximately $300 million was raised at Phillips 66 Partners (PSXP) in a public equity offering.

During the quarter, Phillips 66 funded $661 million of capital expenditures and investments and returned $508 million to shareholders in the form of dividends and share repurchases. Since July 2012, the company has returned $12.8 billion to shareholders in the form of dividends, share repurchases and share exchange. Phillips 66 ended the quarter with 521 million shares outstanding.

As of Sept. 30, 2016, cash and cash equivalents were $2.3 billion, and debt was $8.9 billion, including $1.1 billion of debt at PSXP. The company's consolidated debt-to-capital ratio and net-debt-to-capital ratio were 27 percent and 21 percent, respectively.

Strategic Update

In Midstream, the Freeport LPG Export Terminal is nearing mechanical completion, with commercial operation expected before year-end. The export terminal will be capable of loading eight cargoes per month, which will be a combination of term contract and spot cargoes.

Phillips 66 has a 25 percent interest in joint ventures to develop the more than 470,000 BPD Dakota Access Pipeline (DAPL) and Energy Transfer Crude Oil Pipeline (ETCOP) projects. DAPL is approximately 75 percent complete. The project awaits the issuance of an easement from the U.S. Army Corps of Engineers to complete work beneath the Missouri River. ETCOP is complete and ready for commissioning. Commercial operations on the combined pipeline system are expected to begin in the first quarter of 2017.

Phillips 66 continues to expand its Beaumont Terminal, with 2 million barrels of additional crude storage to be commissioned in the fourth quarter and 1.2 million barrels of additional products storage expected to be available by mid-2017.

In October 2016, Phillips 66 contributed 30 crude, refined products and NGL logistics assets to Phillips 66 Partners for $1.3 billion. The consideration consisted of $1.1 billion in cash, which Phillips 66 Partners financed with the proceeds from a public debt issuance, and $196 million in PSXP units.

CPChem's U.S. Gulf Coast Petrochemicals Project, which consists of a world-scale ethane cracker and two polyethylene derivative units, is approximately 85 percent complete. The polyethylene units are expected to be completed by mid-2017, and completion of the cracker is expected in the second half of 2017. This project will increase CPChem's global ethylene and polyethylene capacity by approximately one-third.

Phillips 66 Reports Third-Quarter Earnings of $511 Million (Adjusted Earnings of $556 Million)

In Refining, debottlenecking and yield improvement projects at the Wood River Refinery were completed in the third quarter, increasing heavy crude processing capability. The Billings Refinery is increasing its Canadian heavy crude processing capability to 100 percent. This project is expected to be complete in the first half of 2017. The Bayway Refinery is modernizing its fluid catalytic cracking unit to increase clean product yield, with expected completion in 2018. In addition, the Whitegate Refinery was sold during the third quarter.

Phillips 66 capital expenditures for 2016 are expected to be approximately $3 billion, reduced from the $3.9 billion budgeted for 2016. This reduction primarily reflects Midstream project cancellations and deferrals, as well as the impact of project financing. Capital expenditures for 2017 are expected to be less than $3 billion. Additional information on the 2017 capital budget will be provided in December.

Phillips 66 Reports Third-Quarter Earnings of $511 Million (Adjusted Earnings of $556 Million)

Later today, members of Phillips 66 executive management will host a webcast at noon EDT to discuss the company’s third-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on "Events & Presentations." For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2016			2015
	Q3	Q2	Sep YTD	Q3	Sep YTD
Midstream	$75	39	179	101	90
Chemicals	101	190	447	252	750
Refining	177	149	412	1,003	2,145
Marketing and Specialties	267	229	701	338	956
Corporate and Other	(109)	(111)	(347)	(116)	(364)
Phillips 66	$511	496	1,392	1,578	3,577

Adjusted Earnings
	Millions of Dollars
	2016			2015
	Q3	Q2	Sep YTD	Q3	Sep YTD
Midstream	$75	39	154	91	206
Chemicals	190	190	536	272	770
Refining	134	152	372	1,052	2,151
Marketing and Specialties	267	229	701	344	720
Corporate and Other	(110)	(111)	(348)	(112)	(364)
Phillips 66	$556	499	1,415	1,647	3,483

Phillips 66 Reports Third-Quarter Earnings of $511 Million (Adjusted Earnings of $556 Million)

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company's master limited partnership, is an integral asset in the portfolio. Headquartered in Houston, the company has 14,000 employees committed to safety and operating excellence. Phillips 66 had $50 billion of assets as of Sept. 30, 2016. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

- # # # -

CONTACTS
Rosy Zuklic (investors)	C.W. Mallon (investors)
832-765-2297	832-765-2297
rosy.zuklic@p66.com	c.w.mallon@p66.com

Dennis Nuss (media)
832-765-1850
dennis.h.nuss@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This news release includes the terms adjusted earnings and adjusted earnings per share. These are non-GAAP financial measures that are included to help facilitate comparisons of company operating performance across periods and with peer companies, by excluding items that don't reflect the core operating results of our businesses in the current period.

References in the release to earnings refer to net income attributable to Phillips 66.

Phillips 66 Reports Third-Quarter Earnings of $511 Million (Adjusted Earnings of $556 Million)

	Millions of Dollars
	Except as Indicated
	2016			2015
	Q3	Q2	Sep YTD	Q3	Sep YTD
Reconciliation of Earnings to Adjusted Earnings

Consolidated Earnings	$511	496	1,392	1,578	3,577
Pretax adjustments:
Impairments by equity affiliates	89	—	95	24	218
Pending claims and settlements	(72)	—	(117)	30	30
Certain tax impacts	—	—	—	—	(5)
Asset dispositions	—	—	—	(30)	(280)
Pension settlement expenses	—	—	—	75	75
Recognition of deferred logistics commitments	—	30	30	—	—
Tax impact of adjustments*	28	(27)	15	(30)	(132)
Adjusted earnings	$556	499	1,415	1,647	3,483

Earnings per share of common stock (dollars)	$0.96	0.93	2.61	2.90	6.52
Adjusted earnings per share of common stock (dollars)**	$1.05	0.94	2.66	3.02	6.34

Midstream Earnings	$75	39	179	101	90
Pretax adjustments:
Pending claims and settlements	—	—	(45)	—	—
Impairments by equity affiliates	—	—	6	4	198
Asset dispositions	—	—	—	(30)	(30)
Pension settlement expenses	—	—	—	9	9
Tax impact of adjustments*	—	—	14	7	(61)
Adjusted earnings	$75	39	154	91	206

Chemicals Earnings	$101	190	447	252	750
Pretax adjustments:
Impairments by equity affiliates	89	—	89	20	20
Tax impact of adjustments*	—	—	—	—	—
Adjusted earnings	$190	190	536	272	770

Refining Earnings	$177	149	412	1,003	2,145
Pretax adjustments:
Asset dispositions	—	—	—	—	(8)
Pending claims and settlements	(70)	—	(70)	30	30
Pension settlement expenses	—	—	—	49	49
Recognition of deferred logistics commitments	—	30	30	—	—
Tax impact of adjustments*	27	(27)	—	(30)	(65)
Adjusted earnings	$134	152	372	1,052	2,151

Marketing and Specialties Earnings	$267	229	701	338	956
Pretax adjustments:
Asset dispositions	—	—	—	—	(242)
Pension settlement expenses	—	—	—	10	10
Tax impact of adjustments*	—	—	—	(4)	(4)
Adjusted earnings	$267	229	701	344	720

Phillips 66 Reports Third-Quarter Earnings of $511 Million (Adjusted Earnings of $556 Million)

	Millions of Dollars
	Except as Indicated
	2016			2015
	Q3	Q2	Sep YTD	Q3	Sep YTD
Reconciliation of Earnings to Adjusted Earnings (cont.)

Corporate and Other Earnings (loss)	$(109)	(111)	(347)	(116)	(364)
Pretax adjustments:
Pending claims and settlements	(2)	—	(2)	—	—
Pension settlement expenses	—	—	—	7	7
Certain tax impacts	—	—	—	—	(5)
Tax impact of adjustments*	1	—	1	(3)	(2)
Adjusted earnings (loss)	$(110)	(111)	(348)	(112)	(364)
 *We generally tax effect taxable U.S.-based special items using a combined federal and state statutory income tax rate of approximately 38 percent. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

**Weighted-average diluted shares outstanding and income allocated to participating securities, if applicable, in the adjusted earnings per share calculation are the same as those used in the GAAP diluted earnings per share calculation.

Millions of Dollars
Q3 2016
Debt-to-Capital Ratio

Total Debt	$8,858
Total Equity	24,311
Debt-to-Capital Ratio	27%

Total Cash	$2,337
Net-Debt-to-Capital Ratio	21%